Exhibit 99.1

Benihana Inc. Reports Fiscal Fourth Quarter & Full Year 2008 Results

-Conference Call to be Held Today at 5:00 PM ET-

MIAMI--(BUSINESS WIRE)--June 12, 2008--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported results for its 12-week fiscal fourth quarter and full year ended March 30, 2008.

Fiscal Fourth Quarter 2008 Results

For the 12-week fiscal fourth quarter 2008, total revenues decreased 2.0% to $70.2 million, compared with $71.6 million in the 13-week fiscal fourth quarter 2007. During the fiscal fourth quarter 2007, the Company realized an additional 75 store-operating weeks, as a result of a 53-week fiscal year. Excluding the additional operating week in fiscal 2007, which resulted in $5.5 million in restaurant sales, total revenues increased 6.2% over the fourth quarter a year ago. Total restaurant sales decreased 2.0% to $69.8 million from $71.2 million in the same quarter of the previous year. On a comparable 12-week basis, Company-wide comparable restaurant sales decreased 2.2%, including 0.6% at Benihana teppanyaki, 8.4% at RA Sushi, and 2.9% at Haru.

“In our fiscal fourth quarter, we were confronted with soft comparable sales, particularly in certain markets, and coupled with higher operating costs, experienced sales deleveraging. Our guests are certainly being challenged in the current environment, and we have therefore stepped up our marketing efforts to emphasize both the distinct Benihana experience provided by our legendary chefs, along with the value we offer at all of our concepts. While we cannot control the broader economic climate, we are doing our best to navigate through these times, accentuate our strengths and remain true to what has made us so successful and relevant to the dining public for so long,” said Joel A. Schwartz, Chairman and Chief Executive Officer.

During the fiscal fourth quarter 2008, the Company opened a Benihana teppanyaki restaurant in Dulles, VA and RA Sushi restaurants in Baltimore, MD and Plano, TX. The Company also reopened Benihana teppanyaki restaurants in San Diego, CA and Dallas, TX which had been closed for remodeling, while four Benihana teppanyaki restaurants in Cupertino, CA; Newport Beach, CA; Denver, CO, and Houston, TX were closed for most or all of the entire 12-week period. The Houston, TX location has subsequently reopened, and the Denver, CO location is reopening today. In addition, the Memphis, TN Benihana teppanyaki restaurant was destroyed by a fire, but the Company will begin rebuilding this location within the next 30 days using its expanded prototype design.

There were a total of 971 store-operating weeks in the fourth fiscal quarter of 2008 compared to 975 store-operating weeks in the fourth fiscal quarter of 2007 (900 store-operating weeks excluding the additional operating week in the fourth quarter last year).

Restaurant operating profit for the fiscal fourth quarter 2008 was $9.7 million, or 13.9% of restaurant sales, compared to $12.1 million, or 17.0% of restaurant sales a year-ago.

Marketing, general and administrative expenses for the fiscal fourth quarter 2008 totaled $6.8 million, or 9.8% of restaurant sales, compared to $6.2 million, or 8.7% of restaurant sales in the same period last year. This resulted in income from operations of $2.6 million and $5.9 million, respectively.

Net income for the fiscal fourth quarter 2008 was $2.9 million, or $0.17 in diluted earnings per share, compared to $4.1 million, or $0.23 in diluted earnings per share in the same quarter last year.

Fiscal 2008 Results

Total revenues for the 52-week fiscal 2008 increased 8.9% to $296.9 million, compared to $272.6 million in the 53-week fiscal 2007. Total restaurant sales increased 8.9% to $295.2 million, compared to $271.1 million. During fiscal 2007, the Company realized an additional 75 store-operating weeks due to the 53-week fiscal year. Excluding these store-operating weeks, which resulted in $5.5 million in restaurant sales, total revenues increased 11.1% over the year-ago period.

For fiscal 2008, on a comparable fifty-two week basis, Company-wide comparable restaurant sales increased 2.4%, including 2.9% at Benihana teppanyaki, (1.0%) at RA Sushi, and 3.6% at Haru.

Net income for fiscal 2008 was $12.8 million, or $0.75 in diluted earnings per share, compared to $14.5 million, or $0.84 in diluted earnings per share in fiscal 2007.

Guidance

Mr. Schwartz continued, “In our current fiscal 2009, we intend to complete our multi-year remodeling program, which is essential to putting our existing restaurants in their best physical condition and ensuring our competitiveness within the restaurant sector. We will also forge ahead with our new restaurant development activities as we take advantage of the many opportunities we have in the marketplace to extend our leadership in Japanese theme and sushi dining.”

The Company is providing the following guidance for fiscal 2009:

  Total restaurant sales of $313 million to $318 million, and 4,500 to 4,600 in total restaurant operating weeks (including the effect of 90 to 115 in gross operating weeks that are expected to be lost due to the Benihana teppanyaki renovation and revitalization program, which should be completed in the current fiscal year);
  The opening of four Benihana teppanyaki restaurants and seven RA Sushi restaurants, with the majority of openings in the second half of the fiscal year;
  A total of $0.5 million in accelerated depreciation costs, related to shortening the useful lives for those restaurants affected by the Company’s remodeling efforts, which will be incurred in the first half of the fiscal year;
  Capital expenditures of approximately $60 million during the fiscal 2009;
  Additional utilization of approximately $30 million of the available line of credit, resulting in an outstanding balance of approximately $50 million by the end of fiscal 2009;
  Diluted earnings per share ranging from $0.60 to $0.65. Diluted common shares outstanding are estimated to be approximately 17.2 million.

Mr. Schwartz concluded, “As we inaugurate annual earnings guidance, we understand the challenges we face in fiscal 2009, but are confident in our positioning across all three brands, including initiatives designed to generate both top-line growth, manage our operations more efficiently without compromising the guest experience, and begin to leverage our G&A expenses towards the end of the fiscal year. We believe our cost-saving efforts will pay dividends for many years to come, particularly when the economic climate improves.”

Conference Call Today

The Company will hold a conference call to discuss its fiscal fourth quarter and full year 2008 results today at 5:00 PM ET. The conference call can be accessed live over the phone by dialing 1-888-715-1394, or for international callers, 1-913-312-1417. A replay will be available one hour after the call through June 19, 2008 and can be accessed by dialing 1-888-203-1112, or for international callers, 1-719-457-0820; the conference ID is 2795634. The call will also be webcast live from the investor relations portion of the Company's website at www.benihana.com.

About Benihana

Benihana Inc. (NASDAQ: BNHNA; BNHN) operates 88 restaurants nationwide, including 60 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and nineteen RA Sushi Bar restaurants. Under development at present are fifteen restaurants - eight Benihana teppanyaki restaurants and seven RA Sushi restaurants. In addition, 19 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/company_profile.asp

Benihana Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(in thousands except per share data)
	Three Periods Ended
	30-Mar-08	1-Apr-07	$ Change	% Change

Revenues
Restaurant sales	$69,796	$71,234	($1,438)	-2.0%
Franchise fees and royalties	432	391	41	10.5%
Total revenues	70,228	71,625	(1,397)	-2.0%

Costs and Expenses
Cost of food and beverage sales	16,686	17,433	(747)	-4.3%
Restaurant operating expenses	43,406	41,660	1,746	4.2%
Restaurant opening costs	752	461	291	63.1%
Marketing, general and administrative expenses	6,818	6,183	635	10.3%
Total operating expenses	67,662	65,737	1,925	2.9%

Income from operations	2,566	5,888	(3,322)	-56.4%
Interest income, net	12	180	(168)	-93.3%

Income before income taxes	2,578	6,068	(3,490)	-57.5%
Income tax (benefit) expense	(329)	1,996	(2,325)	-116.5%

Net income	2,907	4,072	(1,165)	-28.6%
Less: accretion of issuance costs and preferred stock dividends	250	270	(20)	-7.4%

Net income attributable to common stockholders	$2,657	$3,802	$(1,145)	-30.1%

Earnings Per Share
Basic earnings per common share	$0.17	$0.25	$(0.08)	-32.0%
Diluted earnings per common share	$0.17	$0.23	$(0.06)	-26.1%

Weighted Average Shares Outstanding
Basic	15,258	14,919	339	2.3%
Diluted	17,252	17,387	(135)	-0.8%

Benihana Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(in thousands except per share data)
	Thirteen Periods Ended
	30-Mar-08	1-Apr-07	$ Change	% Change

Revenues
Restaurant sales	$295,190	$271,080	$24,110	8.9%
Franchise fees and royalties	1,756	1,569	187	11.9%
Total revenues	296,946	272,649	24,297	8.9%

Costs and Expenses
Cost of food and beverage sales	69,727	66,051	3,676	5.6%
Restaurant operating expenses	178,099	159,456	18,643	11.7%
Restaurant opening costs	3,440	1,535	1,905	124.1%
Marketing, general and administrative expenses	28,092	23,811	4,281	18.0%
Total operating expenses	279,358	250,853	28,505	11.4%

Income from operations	17,588	21,796	(4,208)	-19.3%
Interest income, net	270	465	(195)	-41.9%

Income before income taxes	17,858	22,261	(4,403)	-19.8%
Income tax expense	5,065	7,766	(2,701)	-34.8%

Net income	12,793	14,495	(1,702)	-11.7%
Less: accretion of issuance costs and preferred stock dividends	1,084	1,104	(20)	-1.8%

Net income attributable to common stockholders	$11,709	$13,391	$(1,682)	-12.6%

Earnings Per Share
Basic earnings per common share	$0.77	$0.90	$(0.13)	-14.4%
Diluted earnings per common share	$0.75	$0.84	$(0.09)	-10.7%

Weighted Average Shares Outstanding
Basic	15,173	14,841	332	2.2%
Diluted	17,169	17,277	(108)	-0.6%

Benihana Inc. and Subsidiaries
Sales by Concept
(Unaudited)

(in thousands)
	Three Periods Ended
	30-Mar-08	1-Apr-07	$ Change	% Change

Total restaurant sales by concept:
Benihana	$49,565	$52,492	($2,927)	-5.6%
Haru	8,553	7,883	670	8.5%
RA Sushi	11,678	10,859	819	7.5%
Sushi Doraku	-	-	-	0.0%
Total restaurant sales	$69,796	$71,234	($1,438)	-2.0%

Comparable restaurant sales by concept:
Benihana	$41,087	$41,322	($235)	-0.6%
Haru	7,056	7,267	(211)	-2.9%
RA Sushi	9,124	9,958	(834)	-8.4%
Sushi Doraku	-	-	-	0.0%
Total comparable restaurant sales	$57,267	$58,547	($1,280)	-2.2%

Benihana Inc. and Subsidiaries
Sales by Concept
(Unaudited)

(in thousands)
	Thirteen Periods Ended
	30-Mar-08	1-Apr-07	$ Change	% Change

Total restaurant sales by concept:
Benihana	$215,716	$200,248	$15,468	7.7%
Haru	34,509	31,661	2,848	9.0%
RA Sushi	44,965	38,986	5,979	15.3%
Sushi Doraku	-	185	(185)	-100.0%
Total restaurant sales	$295,190	$271,080	$24,110	8.9%

Comparable restaurant sales by concept:
Benihana	$186,602	$181,278	$5,324	2.9%
Haru	32,160	31,045	1,115	3.6%
RA Sushi	37,694	38,089	(395)	-1.0%
Sushi Doraku	-	-	-	0.0%
Total comparable restaurant sales	$256,456	$250,412	$6,044	2.4%

Benihana Inc. and Subsidiaries
Restaurant Operating Profit
(Unaudited)

(in thousands)
	Three Periods Ended
	30-Mar-08	1-Apr-07	$ Change	% Change

Restaurant sales	$69,796	$71,234	($1,438)	-2.0%
Cost of food & beverage sales	16,686	17,433	(747)	-4.3%
Gross profit	53,110	53,801	(691)	-1.3%

Restaurant operating expenses:
Labor and related costs	24,195	24,386	(191)	-0.8%
Restaurant supplies	1,674	1,550	124	8.0%
Credit card discounts	1,311	1,320	(9)	-0.7%
Utilities	2,008	1,740	268	15.4%
Occupancy costs	4,236	4,432	(196)	-4.4%
Depreciation and amortization	4,118	3,070	1,048	34.1%
Other restaurant operating expenses	5,864	5,162	702	13.6%
Total restaurant operating expenses	43,406	41,660	1,746	4.2%

Restaurant operating profit	$9,704	$12,141	($2,437)	-20.1%

Benihana Inc. and Subsidiaries
Restaurant Operating Profit
(Unaudited)

(in thousands)
	Thirteen Periods Ended
	30-Mar-08	1-Apr-07	$ Change	% Change

Restaurant sales	$295,190	$271,080	$24,110	8.9%
Cost of food & beverage sales	69,727	66,051	3,676	5.6%
Gross profit	225,463	205,029	20,434	10.0%

Restaurant operating expenses:
Labor and related costs	100,655	91,903	8,752	9.5%
Restaurant supplies	6,841	6,120	721	11.8%
Credit card discounts	5,592	5,020	572	11.4%
Utilities	7,926	6,917	1,009	14.6%
Occupancy costs	17,620	16,523	1,097	6.6%
Depreciation and amortization	16,595	13,369	3,226	24.1%
Other restaurant operating expenses	22,870	19,604	3,266	16.7%
Total restaurant operating expenses	178,099	159,456	18,643	11.7%

Restaurant operating profit	$47,364	$45,573	$1,791	3.9%

Benihana Inc. and Subsidiaries
Restaurant Operating Margins
(Unaudited)

	Three Periods Ended
	30-Mar-08	1-Apr-07

Restaurant sales	100.00%	100.00%
Cost of food and beverage sales	23.91%	24.47%
Gross profit margin	76.09%	75.53%

Restaurant operating expenses:
Labor and related costs	34.67%	34.23%
Restaurant supplies	2.40%	2.18%
Credit card discounts	1.88%	1.85%
Utilities	2.88%	2.44%
Occupancy costs	6.07%	6.22%
Depreciation and amortization	5.90%	4.31%
Other restaurant operating expenses	8.40%	7.25%
Total restaurant operating expenses	62.19%	58.48%

Restaurant operating profit margin	13.90%	17.04%

Benihana Inc. and Subsidiaries
Restaurant Operating Margins
(Unaudited)

	Thirteen Periods Ended
	30-Mar-08	1-Apr-07

Restaurant sales	100.00%	100.00%
Cost of food and beverage sales	23.62%	24.37%
Gross profit margin	76.38%	75.63%

Restaurant operating expenses:
Labor and related costs	34.10%	33.90%
Restaurant supplies	2.32%	2.26%
Credit card discounts	1.89%	1.85%
Utilities	2.69%	2.55%
Occupancy costs	5.97%	6.10%
Depreciation and amortization	5.62%	4.93%
Other restaurant operating expenses	7.75%	7.23%
Total restaurant operating expenses	60.33%	58.82%

Restaurant operating profit margin	16.05%	16.81%

Benihana Inc. and Subsidiaries
Balance Sheet Data
(Unaudited)

(in thousands)
	30-Mar-08	1-Apr-07

Assets
Cash and cash equivalents	$1,718	$8,449
Other current assets	17,897	13,085
Total current assets	19,615	21,534

Property and equipment, net	184,176	146,479
Goodwill	29,900	29,900
Other assets	7,963	6,376

	$241,654	$204,289

Liabilities and Stockholders’ Equity
Other current liabilities	$35,102	$33,835
Total current liabilities	35,102	33,835

Long-term debt—bank	17,422	-
Other liabilities	12,065	8,611
Total liabilities	64,589	42,446

Convertible preferred stock	19,449	19,361
Total stockholders’ equity	157,616	142,482

	$241,654	$204,289

CONTACT:
ICR
Raphael Gross or Tom Ryan, 203-682-8200